Exhibit 99.1

Longs Reports Preliminary May Revenues

WALNUT CREEK, CA (June 1, 2006) – Longs Drug Stores Corporation (NYSE:LDG) today reported preliminary total revenues of $401.1 million for the four-week period ended May 25, 2006, a 10.1% increase from total revenues of $364.4 million in the comparable period a year ago.

Preliminary May retail drug store sales were $374.5 million, an increase of 3.6% from $361.5 million in the comparable period last year. Pharmacy sales were 50.2% of total drug store sales compared with 48.3% a year ago. Retail drug store same-store sales increased 2.9% compared with last year. Pharmacy same-store sales increased 7.0% and front-end same-store sales decreased 0.9%.

Preliminary year-to-date total revenues of $1.66 billion for the seventeen weeks ended May 25, 2006 were 9.6% higher than the $1.51 billion reported in the comparable period last year. Preliminary year-to-date total retail drug store sales were $1.54 billion, a 2.5% increase from $1.50 billion in the comparable period last year. Pharmacy sales were 51.0% of total drug store sales during the period, compared with 49.2% a year ago. Retail drug store same-store sales increased 1.8% with pharmacy same-store sales increasing 5.5% and front-end same-store sales decreasing 1.6%.

About the Company

Headquartered in Walnut Creek, California, Longs Drug Stores Corporation (NYSE: LDG) is one of the most recognized retail drug store chains on the West Coast and in Hawaii. With 477 stores, Longs Drugs provide expert pharmacy services and a wide assortment of merchandise focusing on health, wellness, beauty and convenience. Longs also provides pharmacy benefit management services and Medicare beneficiary prescription drug plans through its wholly-owned subsidiary, RxAmerica, LLC. Additional information about Longs and its services is available at www.longs.com and more information about RxAmerica is available at www.rxamerica.com.